Exhibit 99.1

Air Lease Announces Fourth Quarter and Fiscal Year 2025 Results
Los Angeles, California, February 12, 2026 — Air Lease (NYSE: AL) announces financial results for the three months and year ended December 31, 2025.
Fourth Quarter and Fiscal Year 2025 Results
The following table summarizes our operating results for the three months and year ended December 31, 2025 and 2024 (in millions, except per share amounts and percentages):

Operating Results

	Three Months Ended December 31,				Year Ended December 31,
	2025	2024	$ change	% change	2025	2024	$ change	% change
Revenues	$820.4	$712.9	$107.5	15.1%	$3,015.7	$2,733.7	$282.0	10.3%
Operating expenses	(593.9)	(572.9)	(21.0)	3.7%	(2,382.5)	(2,200.4)	(182.1)	8.3%
Recoveries of Russian fleet write-off	—	—	—	—	736.4	—	736.4	—
Income before taxes	226.5	140.0	86.5	61.8%	1,369.7	533.3	836.4	156.8%
Net income attributable to common stockholders	$169.9	$92.5	$77.4	83.7%	$1,044.1	$372.1	$672.0	180.6%
Diluted earnings per share	$1.51	$0.83	$0.68	81.9%	$9.29	$3.33	$5.96	179.0%
Adjusted net income before income taxes(1)	$247.0	$150.4	$96.6	64.2%	$718.4	$574.2	$144.2	25.1%
Adjusted diluted earnings per share before income taxes(1)	$2.20	$1.34	$0.86	64.2%	$6.40	$5.13	$1.27	24.8%

Key Financial Ratios

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Pre-tax margin	27.6%	19.6%	45.4%	19.5%
Adjusted pre-tax margin(1)	30.1%	21.1%	23.8%	21.0%
Pre-tax return on common equity (trailing twelve months)	18.7%	7.4%	18.7%	7.4%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	10.1%	8.9%	10.1%	8.9%
——————————————————————
(1) Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, adjusted pre-tax margin and adjusted pre-tax return on common equity have been adjusted to exclude the effects of certain non-cash items, such as non-cash deemed dividends upon redemption of our Series A preferred stock, one-time or non-recurring items that are not expected to continue in the future, such as retirement compensation, merger related costs and recoveries related to our former Russian fleet, and certain other items. See note 1 under the Consolidated Statements of Operations included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Highlights

•Generated the highest total revenues achieved in any individual quarter or year in the Company’s history with total revenues of $820 million and $3.0 billion for the three and twelve months ended December 31, 2025, respectively.
•During the fourth quarter, we took delivery of 10 aircraft from our orderbook, representing $926 million in aircraft investments, ending the period with 490 aircraft in our owned fleet and approximately $33 billion in total assets.
•Sold 23 aircraft during the fourth quarter for a record of $1.0 billion in sales proceeds.
•We have $1.2 billion of aircraft in our sales pipeline1, which includes approximately $529 million in flight equipment held for sale as of December 31, 2025 and approximately $692 million of aircraft subject to letters of intent.
•Placed 99% and 82% of our orderbook on long-term leases for aircraft delivering through the end of 2027 and 2028, respectively, and placed approximately 64% of our entire orderbook delivering through 2031.
•Ended the quarter with $28.9 billion in committed minimum future rental payments consisting of $19.6 billion in contracted minimum rental payments on the aircraft in our existing fleet and $9.3 billion in minimum future rental payments related to aircraft which will deliver between 2026 through 2031.
•On December 18, 2025, our Class A common stockholders approved the adoption of the Agreement and Plan of Merger (the “Merger Agreement”), with Sumisho Air Lease Corporation Designated Activity Company (formerly known as Gladiatora Designated Activity Company), an Irish private limited company (“Parent”) and Takeoff Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things and subject to the conditions contained in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Parent. We currently anticipate that the Merger will close in the first half of 2026, subject to the satisfaction or waiver of remaining customary closing conditions and required regulatory approvals.
•On February 10, 2025, our board of directors approved a quarterly cash dividend of $0.22 per share on our outstanding Class A common stock. This quarterly dividend of $0.22 per share will be paid on April 7, 2026, to holders of record of our Class A common stock as of March 2, 2026.

Financial Overview
Fourth Quarter 2025 vs. Fourth Quarter 2024
Our total rental of flight equipment revenue for the three months ended December 31, 2025 increased by approximately 6%, to $680 million, as compared to the three months ended December 31, 2024. The increase is primarily due to the continued growth of our fleet by net book value and an increase in our portfolio lease yield.

Our gain on aircraft sales and trading and other income for the three months ended December 31, 2025 increased by 90%, to $141 million, as compared to the three months ended December 31, 2024, driven by increased sales activity. We recorded $132 million in gains from the sale of 23 aircraft for the three months ended December 31, 2025, compared to $65 million in gains from the sale of 14 aircraft and $3 million from one sales-type lease for the three months ended December 31, 2024.

Our net income attributable to common stockholders for the three months ended December 31, 2025 increased to $170 million, or $1.51 per diluted share, from $93 million, or $0.83 per diluted share, for the three months ended December 31, 2024. Net income attributable to common stockholders increased due to higher revenues, as discussed above, partially offset by an increase in depreciation expense due to the growth of our fleet by net book value and $9.9 million in costs associated with the merger.

Adjusted net income before income taxes during the three months ended December 31, 2025 was $247 million, or $2.20 per adjusted diluted share, as compared to $150 million, or $1.34 per adjusted diluted share, for the three months ended December 31, 2024. Adjusted net income before income taxes increased due to higher revenues partially offset by an increase in depreciation expense, as discussed above.

Full Year 2025 vs. Full Year 2024
Our total rental of flight equipment revenues for the year ended December 31, 2025 increased by 8%, to $2.7 billion, as compared to the year ended December 31, 2024. The increase is primarily due to the continued growth of our fleet by net book value and an increase in our portfolio lease yield.
1 Aircraft in our sales pipeline is as of December 31, 2025, and includes letters of intent and sale agreements signed through February 12, 2026.

Our aircraft sales, trading and other revenues for the year ended December 31, 2025 increased by 35%, to $331 million, as compared to the year ended December 31, 2024, driven by increased sales activity. We recorded $244 million in gains from the sale of 48 aircraft and $8 million from one sales-type lease, compared to $170 million in gains from the sale of 39 aircraft and $17 million from four sales-type leases for the year ended December 31, 2024.

Our net income attributable to common stockholders for the year ended December 31, 2025, was $1.0 billion, or $9.29 per diluted share, as compared to $372 million, or $3.33 per diluted share, for the year ended December 31, 2024. Net income attributable to common stockholders increased primarily due to a net benefit of $736 million from the settlement of insurance claims with certain insurers related to aircraft detained in Russia, and higher revenues, as discussed above, partially offset by increases in depreciation expense due to the growth of our fleet, interest expense due to higher average cost of funds throughout the year, $18.8 million compensation expense related to the retirement of our Chairman from his executive role, $18.5 million in costs associated with the merger and $9.5 million in costs associated with litigation involving our Russian fleet.

Adjusted net income before income taxes during the year ended December 31, 2025, was $718.4 million, or $6.40 per adjusted diluted share, as compared to $574.2 million, or $5.13 per adjusted diluted share, for the year ended December 31, 2024. Adjusted net income before income taxes increased primarily due to higher revenues partially offset by increases in depreciation expense and interest expense, as discussed above.

Flight Equipment Portfolio
As of December 31, 2025, the net book value of our fleet increased to $29.1 billion, compared to $28.2 billion as of December 31, 2024. As of December 31, 2025, we owned 490 aircraft in our aircraft portfolio, comprised of 352 narrowbody aircraft and 138 widebody aircraft, and we managed 45 aircraft. The weighted average fleet age and weighted average remaining lease term of flight equipment subject to operating lease as of December 31, 2025 was 4.9 years and 7.2 years, respectively. We had a globally diversified customer base comprised of 102 airlines in 53 countries as of December 31, 2025.

The following table summarizes the key portfolio metrics of our fleet as of December 31, 2025 and December 31, 2024:

	December 31, 2025		December 31, 2024
Net book value of flight equipment subject to operating lease	$29.1	billion	$28.2	billion
Weighted-average fleet age(1)	4.9 years		4.6 years
Weighted-average remaining lease term(1)	7.2 years		7.2 years

Owned fleet(2)	490		489
Managed fleet	45		60
Aircraft on order(3)	218		269
Total	753		818

Current fleet contracted rentals	$19.6	billion	$18.3	billion
Committed fleet rentals(3)	$9.3	billion	$11.2	billion
Total committed rentals	$28.9	billion	$29.5	billion

(1) Weighted-average fleet age and remaining lease term calculated based on net book value of our flight equipment subject to operating lease.
(2) As of December 31, 2025 and December 31, 2024, our owned fleet count included 12 and 30 aircraft classified as flight equipment held for sale, respectively, and 16 and 15 aircraft classified as net investments in sales-type leases, respectively.

(3) See section “Proposed Merger” under “Part I — Item 1 Business” in our Annual Report on Form 10-K for the year ended December 31, 2025, for more information on the Orderbook Transfer (as defined in the Merger Agreement) and its impact on future committed fleet rentals for aircraft that deliver after the effective time of the Merger.

The following table details the regional concentration of our flight equipment subject to operating leases:

	December 31, 2025	December 31, 2024
Region	% of Net Book Value	% of Net Book Value
Europe	39.1%	41.4%
Asia Pacific	36.5%	35.8%
Central America, South America, and Mexico	10.7%	9.5%
The Middle East and Africa	7.8%	7.0%
U.S. and Canada	5.9%	6.3%
Total	100.0%	100.0%

The following table details the composition of our owned fleet by aircraft type:

	December 31, 2025		December 31, 2024
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A220-100	8	1.6%	7	1.4%
Airbus A220-300	33	6.7%	22	4.5%
Airbus A320-200	17	3.5%	23	4.7%
Airbus A320-200neo	23	4.7%	23	4.7%
Airbus A321-200	17	3.5%	19	3.9%
Airbus A321-200neo	109	22.2%	108	22.1%
Airbus A330-200(1)	13	2.7%	13	2.7%
Airbus A330-300	5	1.0%	5	1.0%
Airbus A330-900neo	28	5.7%	28	5.7%
Airbus A350-900	17	3.5%	17	3.5%
Airbus A350-1000	8	1.6%	8	1.6%
Boeing 737-700	—	0.0%	2	0.4%
Boeing 737-800	38	7.8%	61	12.5%
Boeing 737-8 MAX	71	14.5%	59	12.1%
Boeing 737-9 MAX	35	7.1%	30	6.1%
Boeing 777-200ER	1	0.2%	1	0.2%
Boeing 777-300ER	23	4.7%	24	4.9%
Boeing 787-9	26	5.3%	26	5.3%
Boeing 787-10	17	3.5%	12	2.5%
Embraer E190	1	0.2%	1	0.2%
Total(2)	490	100.0%	489	100.0%

(1) As of December 31, 2025 and December 31, 2024, aircraft count includes three and two Airbus A330-200 aircraft classified as freighters, respectively.
(2) As of December 31, 2025 and December 31, 2024, our owned fleet count included 12 and 30 aircraft classified as flight equipment held for sale, respectively, and 16 and 15 aircraft classified as net investments in sales-type leases, respectively.

Debt Financing Activities
We ended the fourth quarter of 2025 with total debt financing, net of discounts and issuance costs, of $19.7 billion. As of December 31, 2025, 76.8% of our total debt financing was at a fixed rate and 97.5% was unsecured. As of December 31, 2025, our composite cost of funds was 4.15%. We ended the quarter with total liquidity of $7.5 billion.

As of the end of the periods presented, our debt portfolio was comprised of the following components (dollars in millions, except percentages):

	December 31, 2025	December 31, 2024
Unsecured
Senior unsecured securities	$13,861	$16,047
Term financings	3,847	3,629
Commercial paper	1,361	—
Revolving credit facility	—	170
Other revolving credit facilities	300	—
Total unsecured debt financing	19,369	19,846
Secured
Term financings	318	354
Export credit financing	175	190
Total secured debt financing	493	544

Total debt financing	19,862	20,390
Less: Debt discounts and issuance costs	(132)	(180)
Debt financing, net of discounts and issuance costs	$19,730	$20,210
Selected interest rates and ratios:
Composite interest rate(1)	4.15%	4.14%
Composite interest rate on fixed-rate debt(1)	3.91%	3.74%
Percentage of total debt at a fixed-rate	76.85%	79.00%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call
As is customary during the pendency of an acquisition transaction, we will not be hosting a conference call or providing guidance in conjunction with our fourth quarter 2025 earnings release. For further detail and discussion of our financial performance please refer to our annual report on Form 10-K for the year ended December 31, 2025.
About Air Lease (NYSE: AL)
Air Lease is a leading global aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. Air Lease and its team of dedicated and experienced professionals are principally engaged in purchasing new commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. Air Lease routinely posts information that may be important to investors in the “Investors” section of its website at www.airleasecorp.com. Investors and potential investors are encouraged to consult Air Lease’s website regularly for important information. The information contained on, or that may be accessed through, Air Lease’s website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Jason Arnold Vice President, Investor Relations Email: investors@airleasecorp.com

Media:
Ashley Arnold Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, the proposed acquisition (the “Merger”) of Air Lease pursuant to the Agreement and Plan of Merger, dated September 1, 2025, including any statements regarding the expected closing of the Merger, the ability to complete the Merger, and the expected benefits of the proposed Merger, the state of the airline industry, our ability to access the capital and debt markets (including any restrictions imposed by the proposed Merger), aircraft and engine delivery delays and manufacturing flaws, our aircraft sales pipeline and expectations, changes in inflation and interest rates and other macroeconomic conditions and other factors affecting our financial condition or results of operations. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

•the inability to complete the Merger because of the failure to receive, on a timely basis or subject to conditions that are not anticipated, the required approvals by governmental or regulatory agencies in connection with the transactions contemplated by the merger agreement;
•the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;
•the risk that the pendency and uncertainty of the Merger disrupts our business and current plans and operations and potential difficulties in employee retention as a result;
•the effect of the announcement of the Merger on our business relationships, operating results and business generally;
•the restrictions or prohibitions under certain covenants in the merger agreement during the pendency of the Merger that may impact our ability to pursue certain business opportunities;
•the risk that our Class A common stock price may decline if the Merger is not consummated;
•the risk that the Merger may involve unexpected costs, liabilities or delays, or the amount of costs, fees, expenses and charges relating to the Merger may be significant;
•our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft from our orderbook, service our debt obligations and refinance maturing debt obligations, including as a result of the restrictions under the merger agreement on our ability to incur additional debt, which may negatively impact our liquidity and ability to maintain our investment grade credit ratings;
•increases in our cost of borrowing, decreases in our credit ratings or changes in interest rates;
•our inability to generate sufficient returns on our aircraft investments through strategic aircraft acquisitions and profitable leasing;
•the failure of an aircraft or engine manufacturer to meet its contractual obligations to us, including or as a result of labor strikes, aviation supply chain constraints, manufacturing flaws, or technical or other difficulties with aircraft or engines before or after delivery;
•obsolescence of, or changes in overall demand for, our aircraft;
•changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, inflation, and other factors outside of our control;
•impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings;
•increased competition from other aircraft lessors;
•the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us, or the failure of such insurers to fulfill their contractual obligations;
•increased tariffs and other restrictions on trade;
•changes in the regulatory environment, including changes in tax laws and environmental regulations;

•other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and
•any additional factors discussed under “Part I — Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and other Securities and Exchange Commission (“SEC”) filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not intend and undertake no obligation to update any forward-looking information to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	December 31, 2025	December 31, 2024
	(in thousands, except share and par value amounts)
Assets
Cash and cash equivalents	$466,410	$472,554
Restricted cash	3,540	3,550
Flight equipment subject to operating leases	35,880,458	34,168,919
Less accumulated depreciation	(6,826,828)	(5,998,453)
	29,053,630	28,170,466
Net investment in sales-type leases	460,806	433,048
Deposits on flight equipment purchases	1,052,141	761,438
Flight equipment held for sale	529,016	951,181
Other assets	1,318,150	1,485,659
Total assets	$32,883,693	$32,277,896
Liabilities and Stockholders’ Equity
Accrued interest and other payables	$1,012,345	$1,272,984
Debt financing, net of discounts and issuance costs	19,730,129	20,209,985
Security deposits on flight equipment leases	622,556	624,597
Maintenance reserves on flight equipment leases	1,477,046	1,180,741
Rentals received in advance	143,631	136,566
Deferred tax liability	1,425,230	1,320,397
Total liabilities	$24,410,937	$24,745,270
Stockholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 900,000 (aggregate liquidation preference of $900,000) shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	9	9
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 112,035,408 and 111,376,884 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	1,120	1,114
Class B Non-Voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	3,383,414	3,364,712
Retained earnings	5,092,929	4,147,218
Accumulated other comprehensive (loss)/income	(4,716)	19,573
Total stockholders’ equity	$8,472,756	$7,532,626
Total liabilities and stockholders’ equity	$32,883,693	$32,277,896

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(unaudited)
Revenues and other income
Rental of flight equipment revenue
Lease rentals	$664,894	$615,945	$2,615,364	$2,407,506
Maintenance rentals and other receipts	14,645	22,996	69,155	80,449
Total rental of flight equipment revenue	679,539	638,941	2,684,519	2,487,955
Gain on aircraft sales and trading and other income	140,839	73,954	331,230	245,702
Total revenues and other income	820,378	712,895	3,015,749	2,733,657

Expenses
Interest	204,599	207,305	837,761	781,996
Amortization of debt discounts and issuance costs	12,707	14,051	52,799	54,823
Interest expense	217,306	221,356	890,560	836,819

Depreciation of flight equipment	309,099	294,387	1,223,532	1,143,761
Recoveries of Russian fleet write-off	—	—	(736,409)	—
Selling, general and administrative	58,460	48,340	219,443	185,933
Stock-based compensation expense	9,037	8,856	48,930	33,887
Total expenses	593,902	572,939	1,646,056	2,200,400
Income before taxes	226,476	139,956	1,369,693	533,257
Income tax expense	(45,544)	(27,035)	(281,306)	(105,553)
Net income	$180,932	$112,921	$1,088,387	$427,704
Preferred stock dividends	(11,081)	(20,373)	(44,325)	(55,631)
Net income attributable to common stockholders	$169,851	$92,548	$1,044,062	$372,073

Earnings per share of common stock:
Basic	$1.52	$0.83	$9.35	$3.34
Diluted	$1.51	$0.83	$9.29	$3.33
Weighted-average shares of common stock outstanding
Basic	111,767,971	111,376,884	111,712,160	111,325,481
Diluted	112,403,983	111,901,756	112,330,337	111,869,386

Other financial data
Pre-tax margin	27.6%	19.6%	45.4%	19.5%
Pre-tax return on common equity (trailing twelve months)	18.7%	7.4%	18.7%	7.4%
Adjusted net income before income taxes(1)	$247,030	$150,359	$718,449	$574,205
Adjusted diluted earnings per share before income taxes(1)	$2.20	$1.34	$6.40	$5.13
Adjusted pre-tax margin(1)	30.1%	21.1%	23.8%	21.0%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	10.1%	8.9%	10.1%	8.9%
(1)Adjusted net income before income taxes (defined as net income attributable to common stockholders excluding the effects of certain non-cash items, such as non-cash deemed dividends upon redemption of our Series A preferred stock, one-time or non-recurring items that are not expected to continue in the future, such as retirement compensation, merger related costs and recoveries related to our former Russian fleet, and certain other items), adjusted pre-tax margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common stockholders’ equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income attributable to common stockholders, pre-tax margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of the numerator for adjusted pre-tax margin (in thousands, except percentages):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax margin (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$169,851	$92,548	$1,044,062	$372,073
Amortization of debt discounts and issuance costs	12,707	14,051	52,799	54,823
Recoveries of Russian fleet write-off	—	—	(736,409)	—
Stock-based compensation expense	9,037	8,856	48,930	33,887
Retirement compensation expense	—	—	9,230	—
Merger related costs	9,891	—	18,531	—
Income tax expense	45,544	27,035	281,306	105,553
Deemed dividend adjustment(a)	—	7,869	—	7,869
Adjusted net income before income taxes	$247,030	$150,359	$718,449	$574,205

Denominator for adjusted pre-tax margin:
Total revenues	$820,378	$712,895	$3,015,749	$2,733,657
Adjusted pre-tax margin(b)	30.1%	21.1%	23.8%	21.0%

(a) This adjustment consists of a deemed dividend related to the redemption of our Series A preferred stock. The deemed dividend relates to initial costs related to the issuance of our Series A Preferred Stock.
(b) Adjusted pre-tax margin is adjusted net income before income taxes divided by total revenues.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(unaudited)
Reconciliation of the numerator for adjusted diluted earnings per share (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$169,851	$92,548	$1,044,062	$372,073
Amortization of debt discounts and issuance costs	12,707	14,051	52,799	54,823
Recoveries of Russian fleet write-off	—	—	(736,409)	—
Stock-based compensation expense	9,037	8,856	48,930	33,887
Retirement compensation expense	—	—	9,230	—
Merger related costs	9,891	—	18,531	—
Income tax expense	45,544	27,035	281,306	105,553
Deemed dividend adjustment	—	7,869	—	7,869
Adjusted net income before income taxes	$247,030	$150,359	$718,449	$574,205

Denominator for adjusted diluted earnings per share:
Weighted-average diluted common shares outstanding	112,403,983	111,901,756	112,330,337	111,869,386
Adjusted diluted earnings per share before income taxes(c)	$2.20	$1.34	$6.40	$5.13

(c) Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by weighted-average diluted common shares outstanding.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of pre-tax return on common equity to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended December 31,
	2025	2024
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax return on common equity (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$1,044,062	$372,073
Amortization of debt discounts and issuance costs	52,799	54,823
Recoveries of Russian fleet write-off	(736,409)	—
Stock-based compensation expense	48,930	33,887
Retirement compensation expense	9,230	—
Merger related costs	18,531	—
Income tax expense	281,306	105,553
Deemed dividend adjustment	—	7,869
Adjusted net income before income taxes	$718,449	$574,205

Reconciliation of the denominator for pre-tax return on common equity to adjusted pre-tax return on common equity:
Common stockholders’ equity as of beginning of the period	$6,632,626	$6,310,038
Common stockholders’ equity as of end of the period	$7,572,756	$6,632,626
Average common stockholders’ equity	$7,102,691	$6,471,332

Adjusted pre-tax return on common equity(d)	10.1%	8.9%

(d) Adjusted pre-tax return on common equity is adjusted net income before income taxes divided by average common stockholders’ equity.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2025	2024
	(unaudited)
Operating Activities
Net income	$1,088,387	$427,704
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	1,223,532	1,143,761
Recoveries of Russian fleet write-off	(736,409)	—
Stock-based compensation expense	48,930	33,887
Deferred taxes	150,998	63,021
Amortization of prepaid lease costs	93,546	101,800
Amortization of discounts and debt issuance costs	52,799	54,823
Gain on aircraft sales, trading and other activity	(261,085)	(228,466)
Changes in operating assets and liabilities:
Other assets	100,331	12,521
Accrued interest and other payables	(33,618)	75,172
Rentals received in advance	7,218	(7,204)
Net cash provided by operating activities	1,734,629	1,677,019
Investing Activities
Acquisition of flight equipment	(2,348,253)	(3,727,416)
Payments for deposits on flight equipment purchases	(1,045,667)	(446,343)
Proceeds from aircraft sales, trading and other activity	1,582,970	1,524,711
Proceeds from settlement of insurance claims	727,572	—
Acquisition of aircraft furnishings, equipment and other assets	(237,683)	(387,255)
Net cash used in investing activities	(1,321,061)	(3,036,303)
Financing Activities
Net proceeds from preferred stock issuance	—	295,012
Redemption of preferred stock	—	(250,000)
Cash dividends paid on Class A common stock	(98,267)	(93,481)
Cash dividends paid on preferred stock	(44,325)	(47,762)
Tax withholdings on stock-based compensation	(30,221)	(9,387)
Net change in unsecured revolving facilities	130,000	(930,000)
Net change in commercial paper balance	1,361,400	—
Proceeds from debt financings	683,074	5,201,695
Payments in reduction of debt financings	(2,816,359)	(3,210,028)
Debt issuance costs	(4,665)	(10,277)
Security deposits and maintenance reserve receipts	489,668	452,022
Security deposits and maintenance reserve disbursements	(90,027)	(26,898)
Net cash (used in)/provided by financing activities	(419,722)	1,370,896
Net (decrease)/increase in cash	(6,154)	11,612
Cash, cash equivalents and restricted cash at beginning of period	476,104	464,492
Cash, cash equivalents and restricted cash at end of period	$469,950	$476,104
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $43,411 and $42,390 at December 31, 2025 and 2024, respectively	$915,815	$794,330
Cash paid for income taxes	$59,330	$57,433
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment and other assets	$969,210	$1,192,974
Flight equipment subject to operating leases reclassified to flight equipment held for sale	$1,230,864	$1,821,084
Transfer of flight equipment to investment in sales-type lease	$33,778	$106,043
Cash dividends declared on Class A common stock, not yet paid	$24,588	$24,503